Exhibit 99.1

Tactile Systems Technology, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results

MINNEAPOLIS, MN, February 17, 2026 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Summary:

●	Total revenue increased 21% year-over-year to $103.6 million
●	Gross margin of 78% versus 75% in Q4 2024
●	Net income of $10.6 million versus $9.7 million in Q4 2024
●	Adjusted EBITDA of $22.9 million versus $16.2 million in Q4 2024

Full Year 2025 Summary:

●	Total revenue increased 12% year-over-year to $329.5 million
●	Gross margin of 76%, compared to 74% in 2024
●	Operating cashflow of $42.8 million, compared to $40.7 million in 2024
●	Repaid full outstanding principal balance of $26.3 million under the Company’s term loan
●	Repurchased $26.5 million of stock at an average price of $12.36 per share
●	Ended 2025 with $83.4 million in cash, compared to $94.4 million at the end of 2024

Recent Business Highlights

●	Acquired LymphaTech, expanding our lymphedema solutions portfolio and strengthening our R&D capabilities with their digital 3D scanning technology for chronic swelling detection, measurement, and monitoring
●	Announced the publication of two-month clinical data comparing Flexitouch Plus™ to usual care in the Journal of the Sciences and Specialties of the Head and Neck

“In 2025, we executed with discipline against our core growth strategies, delivering double-digit revenue growth, expanding gross margin and adjusted EBITDA, and generating strong cash flow, while continuing to strategically invest in people and workflow-related processes to strengthen our business for scale,” said Sheri Dodd, Chief Executive Officer of Tactile Medical. “We delivered on our goals, and in doing so, advanced our mission of improving the lives of over 95,000 patients with lymphedema and chronic inflammatory lung disease.”

Ms. Dodd continued, “Looking ahead, we anticipate continued commercial and operational momentum in our lymphedema business to support sustained market leadership and revenue performance in line with overall market growth. Alongside increasing depth and breadth of collaboration with our DME partners in our respiratory business, we believe we are entering 2026 from a position of operational and financial strength.”

Fourth Quarter 2025 Financial Results

Total revenue in the fourth quarter of 2025 increased $18.0 million, or 21%, to $103.6 million, compared to $85.6 million in the fourth quarter of 2024. The increase in total revenue was attributable to an increase of $12.4 million, or 16%, in sales and rentals of the lymphedema product line and an increase of $5.6 million, or 66%, in sales of the airway clearance product line.

Gross profit in the fourth quarter of 2025 increased $16.6 million, or 26%, to $81.0 million, compared to $64.4 million in the fourth quarter of 2024. Gross margin was 78% of revenue, compared to 75% of revenue in the fourth quarter of 2024.

Operating expenses in the fourth quarter of 2025 increased $10.4 million, or 20%, to $62.2 million, compared to $51.9 million in the fourth quarter of 2024.

Operating income was $18.8 million in the fourth quarter of 2025, compared to $12.5 million in the fourth quarter of 2024.

Income tax expense was $8.8 million in the fourth quarter of 2025, compared to $3.3 million in the fourth quarter of 2024.

Net income in the fourth quarter of 2025 was $10.6 million, or $0.46 per diluted share, compared to $9.7 million, or $0.40 per diluted share, in the fourth quarter of 2024.

Weighted average shares used to compute diluted net income per share were 23.0 million and 24.5 million for the fourth quarters of 2025 and 2024, respectively.

Adjusted EBITDA was $22.9 million in the fourth quarter of 2025, compared to $16.2 million in the fourth quarter of 2024.

Full Year 2025 Financial Results

Total revenue in the full year of 2025 increased $36.5 million, or 12%, to $329.5 million, compared to $293.0 million in the full year of 2024. The increase in total revenue was attributable to an increase of $19.0 million, or 7%, in sales and rentals of the lymphedema product line and an increase of $17.5 million, or 52%, in sales of the airway clearance product line.

Net income in the full year of 2025 was $19.1 million, or $0.82 per diluted share, compared to $17.0 million, or $0.70 per diluted share, in the full year of 2024.

Weighted average shares used to compute diluted net income per share were 23.3 million and 24.1 million in the full year of 2025 and 2024, respectively.

Adjusted EBITDA was $44.8 million in the full year of 2025, compared to $37.1 million in the full year of 2024.

Balance Sheet Summary

As of December 31, 2025, the Company had $83.4 million in cash and no outstanding borrowings under its credit agreement, compared to $94.4 million in cash and $26.3 million of outstanding borrowings under its credit agreement as of December 31, 2024. In 2025, the Company repaid the full outstanding principal balance of $26.3 million under its term loan and repurchased $26.5 million of stock under its original share repurchase program at an average price of $12.36 per share excluding commissions and excise tax.

2026 Financial Outlook

The Company expects full year 2026 total revenue in the range of $357 million to $365 million, representing growth of approximately 8% to 11% year-over-year, compared to total revenue of $329.5 million in 2025. The Company also expects full year 2026 adjusted EBITDA in the range of $49 million to $51 million, compared to adjusted EBITDA of $44.8 million in 2025.

Conference Call

Management will host a conference call with a question-and-answer session at 5:00 p.m. Eastern Time on February 17, 2026, to discuss the results of the quarter and fiscal year. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13758303. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13758303. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic inflammatory lung disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements, including guidance for the full year 2025. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions, including inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; price increases for supplies and components; wage and component price inflation; loss of a key supplier or other supply chain disruptions; entry of new competitors and/or competitive products; compliance with and changes in federal, state and local government laws and regulations; technological obsolescence of, or quality issues with, the Company’s products; the

Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, and plus executive transition costs. Reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure is included in this press release.

This non-GAAP financial measure is presented because the Company believes it is a useful indicator of its operating performance. Management uses this measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes this measure is useful to investors as supplemental information and because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes this non-GAAP financial measure is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measure presented in this release should not be considered as an alternative to, or superior to, its respective GAAP financial measure, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com

Tactile Systems Technology, Inc.
Consolidated Balance Sheets
	December 31,	December 31,
(In thousands, except share and per share data)	2025	2024
Assets
Current assets
Cash	$83,446	$94,367
Accounts receivable, net	43,876	44,937
Net investment in leases	15,754	14,540
Inventories	14,025	18,666
Prepaid expenses and other current assets	8,066	5,053
Total current assets	165,167	177,563
Non-current assets
Property and equipment, net	5,117	5,603
Right of use operating lease assets	13,798	16,633
Intangible assets, net	39,167	42,789
Goodwill	31,063	31,063
Deferred income taxes	9,783	18,311
Other non-current assets	9,847	5,962
Total non-current assets	108,775	120,361
Total assets	$273,942	$297,924
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,968	$5,648
Note payable	—	2,956
Accrued payroll and related taxes	19,378	17,923
Accrued expenses	8,531	7,780
Income taxes payable	1,428	270
Operating lease liabilities	3,195	2,980
Other current liabilities	3,457	3,147
Total current liabilities	40,957	40,704
Non-current liabilities
Note payable, non-current	—	23,220
Accrued warranty reserve, non-current	1,045	1,209
Income taxes payable, non-current	275	239
Operating lease liabilities, non-current	12,763	15,955
Total non-current liabilities	14,083	40,623
Total liabilities	55,040	81,327

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 22,438,926 shares issued and outstanding as of December 31, 2025; 23,883,475 shares issued and outstanding as of December 31, 2024	22	24
Additional paid-in capital	163,940	180,719
Retained earnings	54,940	35,854
Total stockholders’ equity	218,902	216,597
Total liabilities and stockholders’ equity	$273,942	$297,924

Tactile Systems Technology, Inc.
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenue
Sales revenue	$92,703	$75,270	$292,593	$256,012
Rental revenue	10,891	10,315	36,929	36,972
Total revenue	103,594	85,585	329,522	292,984
Cost of revenue
Cost of sales revenue	19,416	18,005	68,686	64,815
Cost of rental revenue	3,172	3,211	10,690	11,481
Total cost of revenue	22,588	21,216	79,376	76,296
Gross profit
Gross profit - sales revenue	73,287	57,265	223,907	191,197
Gross profit - rental revenue	7,719	7,104	26,239	25,491
Gross profit	81,006	64,369	250,146	216,688
Operating expenses
Sales and marketing	33,873	29,206	121,237	112,009
Research and development	2,531	2,038	8,481	8,832
Reimbursement, general and administrative	25,231	19,977	88,705	71,135
Intangible asset amortization and earn-out	596	633	2,444	2,531
Total operating expenses	62,231	51,854	220,867	194,507
Income from operations	18,775	12,515	29,279	22,181
Interest income	685	948	3,097	3,384
Interest expense	(11)	(472)	(1,038)	(2,085)
Other income	—	—	1	9
Income before income taxes	19,449	12,991	31,339	23,489
Income tax expense	8,815	3,275	12,253	6,529
Net income	$10,634	$9,716	$19,086	$16,960
Net income per common share
Basic	$0.47	$0.40	$0.83	$0.71
Diluted	$0.46	$0.40	$0.82	$0.70
Weighted-average common shares used to compute net income per common share
Basic	22,390,282	24,007,863	22,872,841	23,883,729
Diluted	23,043,226	24,473,898	23,295,328	24,138,244

Tactile Systems Technology, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2025	2024
Cash flows from operating activities
Net income	$19,086	$16,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,643	6,792
Deferred income taxes	8,528	1,067
Stock-based compensation expense	8,357	7,819
Loss on disposal of property and equipment and intangibles	78	308
Changes in assets and liabilities, net of acquisition:
Accounts receivable, net	1,061	(1,764)
Net investment in leases	(1,214)	(345)
Inventories	4,641	3,861
Income taxes payable	1,194	(1,404)
Prepaid expenses and other assets	(6,898)	(3,929)
Right of use operating lease assets	(142)	187
Accounts receivable, non-current	—	10,936
Accounts payable	(758)	(1,087)
Accrued payroll and related taxes	1,455	1,134
Accrued expenses and other liabilities	780	120
Net cash provided by operating activities	42,811	40,655
Cash flows from investing activities
Purchases of property and equipment	(2,380)	(2,392)
Proceeds from sale of property and equipment	—	12
Intangible assets expenditures	(155)	(117)
Net cash used in investing activities	(2,535)	(2,497)
Cash flows from financing activities
Payments on note payable	(26,250)	(3,000)
Proceeds from exercise of common stock options	222	24
Proceeds from the issuance of common stock from the employee stock purchase plan	1,392	1,660
Payments for repurchases of common stock	(26,561)	(3,508)
Net cash used in financing activities	(51,197)	(4,824)
Net (decrease) increase in cash	(10,921)	33,334
Cash – beginning of period	94,367	61,033
Cash – end of period	$83,446	$94,367

Supplemental cash flow disclosure
Cash paid for interest	$1,218	$2,106
Cash paid for taxes	$2,500	$6,866
Accrued excise tax on stock repurchases	$191	$—
Capital expenditures incurred but not yet paid	$78	$76

The following table summarizes revenue by product line for the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2025	2024	2025	2024
Revenue
Lymphedema products	$89,476	$77,083	$278,380	$259,361
Airway clearance products	14,119	8,502	51,142	33,623
Total	$103,595	$85,585	$329,522	$292,984

Percentage of total revenue
Lymphedema products	86%	90%	84%	89%
Airway clearance products	14%	10%	16%	11%
Total	100%	100%	100%	100%

The following table contains a reconciliation of net income to Adjusted EBITDA for the three and twelve months ended December 31, 2025 and 2024, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Year Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(Dollars in thousands)	2025	2024	$	%	2025	2024	$	%
Net Income	$10,634	$9,716	$918	9%	$19,086	$16,960	$2,126	13%
Interest (income) expense, net	(674)	(476)	(198)	42%	(2,059)	(1,299)	(760)	59%
Income tax expense	8,815	3,275	5,540	169%	12,253	6,529	5,724	88%
Depreciation and amortization	1,621	1,714	(93)	(5)%	6,644	6,793	(149)	(2)%
Stock-based compensation	2,538	1,850	688	37%	8,357	7,819	538	7%
Executive transition costs	—	137	(137)	(100)%	491	248	243	98%
Adjusted EBITDA	$22,934	$16,216	$6,718	41%	$44,772	$37,050	$7,722	21%

The following table contains a reconciliation of GAAP net income guidance range to the Adjusted EBITDA guidance range for the twelve months ending December 31, 2026:

Tactile Systems Technology, Inc.
Reconciliation of FY 2026 GAAP Net Income to Adjusted EBITDA Guidance
(Unaudited)

	Year Ended
	December 31, 2026
(Dollars in thousands)	Low	High
Net income	$26,080	$27,519
Interest income, net	(2,983)	(2,983)
Income tax expense	10,142	10,703
Depreciation and amortization	6,863	6,863
Stock-based compensation	8,898	8,898
Adjusted EBITDA	$49,000	$51,000

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com